Exhibit 10.17B

AMENDMENT TO EMPLOYMENT AGREEMENT

Your employment agreement (the “Agreement”) with Berry Plastics Corporation (the “Corporation”), as previously amended from time to time, is hereby amended as set forth herein.

In consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, you and the Corporation hereby agree to the following:

1.	Amendments Effective on Agreement Expiration. The following amendments and modifications to the Agreement shall be effective as of the expiration of the Agreement:

A.	Employment; Effectiveness of Agreement. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following text:

The employment of the Employee hereunder shall continue indefinitely until terminated as provided herein. Such period of employment is hereinafter referred to as the “Employment Period”. The “Commencement Date” is the date that the Employee and the Corporation first executed an employment agreement regarding the Employee’s employment with the Corporation.

B.	Term. Section 2 of the Agreement is deleted in its entirety.

C.	Effect of Termination of Employment. Section 8 of the Agreement is hereby deleted in its entirety and replaced with the following text:

Effect of Termination of Employment.

(a)	Upon the effective date of termination of the Employee’s employment pursuant to Section 6, Section 7(a) or Section 7(c) hereof, neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive, within 30 days of the Termination Date:

(i)	the unpaid portion of the Base Salary provided for in Section 5(a), computed on a pro rata basis to the Termination Date;

(ii)	reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed, as provided in Section 5(d); and

(iii)	the unpaid portion of any amounts earned by the Employee prior to the Termination Date pursuant to any Benefit Arrangement; provided, however, unless specifically provided otherwise in this Section 8, the Employee shall not be entitled to receive any benefits under a Benefit Arrangement that have accrued during a fiscal year if the terms of such Benefit Arrangement require that the beneficiary be employed by the Corporation as of the end of such fiscal year.

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2012 Form B

(b)	Upon the termination of the Employee’s employment pursuant to Section 7(b) prior to January 1, 2015, neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i)	the unpaid portion of the Base Salary, computed on a pro rata basis, for the period from the Commencement Date until twelve (12) months after the Termination Date, payable in such installments as the Base Salary was paid prior to the Termination Date;

(ii)	the payments, if any, referred to in Sections 8(a)(ii) and (iii); and

(iii)	the applicable bonus provided for in Section 5(b) computed on a pro rata basis to the Termination Date, payable at the same time and in the same manner only as, if and when bonuses are paid to other employees of the Corporation of comparable level.

(c)	Upon the termination of the Employee’s employment pursuant to Section 7(b) on or after January 1, 2015, neither the Employee nor the Employee’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Corporation arising out of this Agreement, except the right to receive:

(i)	severance benefits pursuant to the provisions of the Berry Plastics Corporation Severance Pay Plan in effect as of the Termination Date;

(ii)	the payments, if any, referred to in Sections 8(a)(i), (ii) and (iii); and

(iii)	the payments, if any, referred to in Section 8(b)(iii).

(d)	The Employee’s obligations under Sections 9, 10 and 11 of this Agreement, and the Corporation’s obligations under this Section 8, shall survive the termination of this Agreement and the termination of the Employee’s employment hereunder.

(e)	In consideration for the promises and monies paid by the Corporation in accordance with the Agreement, the Employee must execute and return to the Corporation, and not revoke any part of, a Separation Agreement and Release (the “Release”) containing a general release and waiver of claims against the Corporation and its respective officers, directors, stockholders, employees and affiliates with respect to Employee’s employment, and other customary terms, in a form and substance substantially similar to the Release attached hereto as Schedule A. The Employee must deliver the executed Release within the minimum time period required by law or, if none, within 14 days after the Employee receives the Release from the Corporation.

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D.	Restrictive Covenants. At the end of Section 10(a) of the Agreement, the following text is hereby added:

Notwithstanding the above, if Employee separates from employment and is an eligible employee under the Berry Plastics Corporation and Subsidiaries Severance Pay Plan (the “Plan”), Section 3(i) and (ii) above will be effective only during the time period Employee receives such severance payments under the Plan.

E.	Benefits of Agreement; Assignment. Section 12(f) of the Employment Agreement is hereby deleted in its entirety and replaced with the following text:

Benefits of Agreement; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estate, as applicable. Anything contained herein to the contrary notwithstanding, this Agreement shall not be assignable by any party hereto without the consent of the other party hereto; provided however, the Corporation may assign this Agreement to any subsidiary or affiliate of the Corporation or to any purchaser of the equity interests or substantially all of the assets of the business segment of the Corporation to which Employee has been assigned.

2.	Current Amendments. The following amendments and modifications to the Agreement shall be effective as of December 31, 2011:

A.	Section 5(b) of the Agreement is hereby amended by adding the following text to the end thereof:

Any such bonus or incentive payment shall be paid no later than two and one-half months after the end of the fiscal year of which such payment is awarded, unless the Employee shall elect to defer the receipt of such payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

B.	Section 7(c) of the Agreement is hereby amended by adding the following text to the end thereof:

Notwithstanding the foregoing, in no event shall the Termination Date occur until the Employee experiences a “separation from service” within the meaning of Code Section 409A, and the date which such separation from service takes place shall be the “Termination Date”.

C.	The following text is hereby added as Section 12(k):

Compliance With Code Section 409A.

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2012 Form B

(i)	Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance in effect thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.

(ii)	In the event that it is determined that any payment, coverage or benefit due or owing to the Employee pursuant to this Agreement is subject to the additional tax imposed by Code Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Code Section 409(A)(1)(B)(i)(I), incurred by the Employee as a result of the application of such provision, the Corporation agrees to cooperate with the Employee to modify the Agreement, but only (A) to the minimum extent necessary to avoid the application of such tax and (B) to the extent that the Corporation would not, as a result, suffer any adverse consequences.

(iii)	In the event the Employee is a “Specified Employee,” within the meaning of Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions) as determined in accordance with the Corporation’s policy for determining Specified Employees, cash severance or any other amounts that are nonqualified deferred compensation (within the meaning of Code Section 409A that would otherwise be payable during the six- month period immediately following the Termination Date shall, to the extent required by Code Section 409A, instead be paid on the earlier of (i) the first business day after the date that is six months after the Termination Date or (ii) the Employee’s death.

(iv)	For purposes of this Agreement, all payments of “deferred compensation,” as defined in Code Section 409A, due to the Employee’s “termination of employment” shall be payable upon the Executive’s “separation from service,” as defined by Treas. Reg. §1.409A-1(h).

[Remainder of Page Intentionally Left Blank]

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2012 Form B

Except as expressly modified hereby, the terms and provisions of the Agreement shall remain in full force and effect.

Sincerely,
BERRY PLASTICS CORPORATION

/s/ Edward Stratton
Edward Stratton
Executive Vice President, Human Resources

Acknowledged and Agreed:

/s/ G. Adam Unfried
Printed Name: Glenn Adam Unfried
Date: 12-19-11

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2012 Form B

SCHEDULE A

FORM OF WAIVER AND RELEASE

Release. In consideration of the promises and monies paid by Berry in this Agreement, and intending to be legally bound, Employee does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to the following:

Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, national origin, religion or sex; the Sarbanes-Oxley Act of 2002, which prohibits retaliation against employees who participate in any investigation or proceeding related to an alleged violation of mail, wire, bank, or securities laws; applicable state anti-discrimination statutes, which prohibit retaliation and discrimination on the basis of age, disability, gender, race, color, religion, and national origin; and any other federal, state, or local laws prohibiting employment discrimination or retaliation.

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any state and federal whistleblower laws, any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, abusive litigation, and similar or related claims, willful or negligent infliction of emotional harm, libel, slander, defamation and/or any other common law or statutory causes of action.

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2012 Form B

Examples of released claims, include, but are not limited to the following (except to the extent explicitly preserved by Section 2(a), above, of this Agreement): (i) claims that in any way relate to allegations of alleged discrimination, retaliation or harassment; (ii) claims that in any way relate to Employee’s employment with the Company and/or its conclusion, such as claims for breach of contract, compensation, overtime wages, promotions, upgrades, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (iii) claims that in any way relate to any state law contract or tort causes of action; and (iv) any claims to attorneys’ fees, costs and/or expenses or other indemnities with respect to claims Employee is releasing.

To the fullest extent permitted by law Employee represents and affirms that (i), Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Employee’s behalf; and (ii) , Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; and (iii) Employee will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement. This provision shall not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Employee agrees to waive his/her right (if any) to any monetary or other recovery, including but not limited to reinstatement, should any governmental agency or other third party pursue any claims on his/her behalf, either individually or as part of any class or collective action.

Employee represents and warrants that he/she has not sold, assigned or transferred any claim he/she is purporting to release, nor has he/she attempted to do so. Employee expressly represents and warrants that he/she has the full legal authority to enter into this Agreement for himself/herself and his/her estate, and does not require the approval of anyone else.

FMLA and FLSA Rights Honored: Employee acknowledges that he/she has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he/she believes he/she is entitled under Employer’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended. Employee has no pending request for FMLA leave with Employer; nor has Employer mistreated Employee in any way on account of any illness or injury to Employee or any member of Employee’s family. Employee further acknowledges that he/she has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he/she believes he/she is entitled under the Fair Labor Standards Act (“FLSA”), as amended.

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2012 Form B

[If Employee is over 40 years of age, this provision will be included:

Period of Consideration and Revocation - It is understood that Employee shall have twenty-one (21) [or forty-five (45) days (depending on the reason for termination)] from today to decide whether they wish to enter into this separation agreement. It is further understood that Employee will have seven (7) days from the date that they execute this Agreement to revoke the Agreement. Any revocation within this period must be submitted, in writing, to the Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be mailed to the Executive Vice President of Human Resources, Berry Plastics Corporation, 101 Oakley Street, Evansville, Indiana 47710. If Employee decides to enter into this Agreement, its salary continuation terms shall be applied retroactive to the date Employee signs.]

Access to Independent Legal Counsel; Knowing and Voluntary Execution: EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL OF HIS/HER OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT IF DESIRED, HIS/HER LEGAL COUNSEL HAS REVIEWED THIS AGREEMENT, THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT EMPLOYEE AGREES TO BE FULLY BOUND BY AND SUBJECT THERETO. EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE/SHE EXECUTES THE SAME AS HIS/HER OWN FREE ACT AND DEED.

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2012 Form B